Exhibit 99.1

                                                            Investor Inquiries:
                                                            Robert K. Gudbranson
                                                            (440) 329-6001

NEWS RELEASE


INVACARE CORPORATION REPORTS SECOND QUARTER EARNINGS IN LINE WITH PRIOR GUIDANCE

ELYRIA, Ohio - (July 17, 2003) - Invacare Corporation (NYSE: IVC) today reported its financial results for the second quarter and first half of the year ended June 30, 2003.

CONSOLIDATED RESULTS
Earnings per share for the quarter were $0.49 versus $0.51 last year. Net earnings were $15.4 million. Net sales for the quarter increased 10% to $300.1 million versus $271.8 million last year. Results for the quarter benefited from higher net sales, offset by a lower gross margin and higher selling, general and administrative expense (SG&A).

In the quarter, the gross margin as a percentage of net sales decreased 0.4 percentage points compared to last year's quarter, primarily due to a sales mix toward lower margin products and pricing pressures, particularly in the standard product lines. SG&A expense increased 19% over last year's quarter due to foreign currency translation, continued investments in marketing and branding programs, additional provisions for bad debts, and a significant increase in insurance costs.

Earnings per share for the first six months of this year were $0.88, flat with last year. Net earnings were $27.7 million. Net sales for the first half of the year increased 10% to $576.8 million versus $526.9 million last year. Adjusting for foreign currency, net sales increased 4% for the first half and for the second quarter. Results for the first six months benefited from higher net sales, offset by a lower gross margin and higher SG&A.

A. Malachi Mixon, III, chairman and chief executive officer, stated, "Invacare's sales performance allowed us to meet the earnings per share guidance for the quarter. Double-digit growth in North American sales of respiratory products, rehab products and medical supplies and in Australasian sales led the improved revenue growth. Additionally, the Company continued to generate strong free cash flow*, totaling $20 million for the quarter. During the last twelve months, total free cash flow of $84 million has enabled the Company to pay down debt by approximately the same amount." Free cash flow is defined as net cash provided by operating activities less the purchases of property and equipment.

NORTH AMERICA
For the quarter, North American net sales increased 5% to $213.0 million versus $202.1 million last year. Respiratory products sales increased 41% due to strong performance in oxygen concentrators and the HomeFill(TM) product line. Sales of the rehab products line increased 15%, due largely to the continued strength of sales of consumer power products. Invacare Supply Group sales increased 11%, returning to the double-digit increases delivered during most of last year. These sales increases were offset by declines in two product areas. Standard products sales declined 12%, primarily due to continued pricing pressures, and sales to nursing homes through Invacare Continuing Care Group decreased 8%, primarily due to continued uncertainty surrounding governmental reimbursement programs.

For the quarter, earnings before income taxes decreased versus last year largely due to a continued shift in the product mix toward lower margin respiratory products, consumer power products and supplies, coupled with increased spending on branding and marketing programs, bad debt expense and insurance costs.

For the six months, North American net sales increased 5% to $413.4 million versus $393.9 million last year.

EUROPE
For the quarter, European net sales increased 16% to $68.7 million versus $59.1 million last year. Adjusting for foreign currency, European net sales decreased 4% for the quarter primarily due to slower than expected sales in the Nordic region and reimbursement pressures in Germany. For the quarter, earnings before income taxes increased primarily due to the favorable impact from foreign currency translation.

For the six months, European net sales increased 16% to $131.2 million versus $113.4 million last year. Adjusting for foreign currency, European net sales decreased 4% for the six months.

AUSTRALASIA
For the quarter, Australasian net sales increased 72% to $18.4 million versus $10.7 million last year. Adjusting for foreign currency, Australasian net sales increased 43% in the quarter versus last year, due to the strong sales of consumer power products and continued larger purchases by a customer of Dynamic Controls. For the quarter, earnings before income taxes increased compared to last year due in part to increased sales, a favorable impact from foreign currency translation and tight controls on SG&A.

For the six months, Australasian net sales increased 64% to $32.2 million versus $19.6 million last year. Adjusting for foreign currency, Australasian net sales increased 33% for the six months.

FINANCIAL CONDITION
Total debt outstanding was $212.9 million at the end of the second quarter, bringing debt-to-total-capitalization to 28.0% versus 33.2% at the end of last year and 40.2% at the end of the second quarter last year. With the current debt-to-total-capitalization level, the Company has flexibility to purchase additional common shares and to make accretive acquisitions. During the quarter, the Company paid down debt by $17 million. Days sales outstanding were 64 days, improving by 2 days compared with the end of last year and improving by 4 days compared with the end of the second quarter last year. Inventory turns were 6.0, declining from 6.2 at the end of last year and the end of the second quarter last year. The decline was primarily due to inventory increases related to new product introductions.

OUTLOOK
Despite pricing pressures, particularly in the standard products line, and reimbursement pressures in the U.S. and much of Europe, the Company exceeded the high end of its sales forecast for the first six months of this year. Although pricing pressures on standard products led to continued weakness in the Company's gross margin, cost reduction plans in North America and further sourcing in the Far East should help to alleviate the gross margin deterioration. In light of these plans, the Company is maintaining its guidance of earnings per share in 2003 of between $2.10 and $2.20. Net sales for the year are expected to be between 10% and 12% above last year. For the third quarter, the Company expects a net sales increase of between 9% and 11% and earnings per share of between $0.57 and $0.62.

Commenting on the Company's anticipated results, Mixon said, "The Company is attacking its costs in order to respond to the pricing pressures from Asian knock-offs of Invacare products. We have completed the planned move of all remaining steel wheelchair manufacturing to Mexico. Additionally, the Company will establish manufacturing capacity in China in 2004."

Mixon continued, "We continue to be pleased with the strong performance of rehab, respiratory and medical supplies product lines in North America. Newly introduced products in total accounted for 59% of North America's second quarter equipment sales in the homecare channel, up from 48% in the first quarter. The IVC(TM) Homecare Bed and the Storm Series(R) TDX(TM), Invacare's most advanced customized power wheelchair, were both introduced on time during the second quarter. In the second half of the year, the Company is also introducing a new sleep apnea product line, including Invacare's own designed mask. With these introductions, we believe that the Company is on track to achieve its fourth quarter 2003 target of replacing 90% of North American equipment sales in the homecare channel from new products introduced since October 2001. With the new product introductions and the execution of the cost reduction programs mentioned above, Invacare expects to return to double-digit earnings growth in the fourth quarter of this year."

--------------------------------------------------------------------------------
* Free cash flow is a non-GAAP financial measure, which is reconciled to the related GAAP financial measure in the "Reconciliation" table included after the Condensed Consolidated Balance Sheet in this press release.

Invacare Corporation (NYSE:IVC - news), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home medical products that promote recovery and active lifestyles. The Company has 5,300 associates and markets its products in 80 countries around the world. For more information about the Company and our products, visit Invacare's website at www.invacare.com.


This press release contains forward-looking statements within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Terms such as "will," "should," "plan," "intend," "expect," "continue," "believe," "anticipate" and "seek," as well as similar comments, are forward-looking in nature. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties which include, but are not limited to, the following: pricing pressures, increasing raw material costs, the consolidations of health care customers and competitors, government reimbursement issues (including those that affect the viability of customers), the ability to design, manufacture and distribute new products with higher functionality and lower costs, the ability to accelerate market acceptance of and transition to new products, the effect of offering customers competitive financing terms, Invacare's ability to successfully identify, acquire and integrate strategic acquisition candidates, the difficulties in managing and operating businesses in many different foreign jurisdictions, the timely completion of facility consolidations, the vagaries of any litigation or regulatory investigations that the Company may be or become involved in at any time, the difficulties in acquiring and maintaining a proprietary intellectual property ownership position, the overall economic, market and industry growth conditions, foreign currency and interest rate risks, Invacare's ability to improve financing terms and reduce working capital, as well as the risks described from time to time in Invacare's reports as filed with the Securities and Exchange Commission. We undertake no obligation to review or update these forward-looking statements or other information contained herein.

                                                     INVACARE CORPORATION AND SUBSIDIARIES
                                           CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

                                                                Three Months Ended         Six Months Ended
                                                                    June 30,                   June 30,
(In thousands, except per share data)                           2003         2002          2003         2002
------------------------------------------------------------------------------------------------------------
Net sales                                                   $300,114     $271,846      $576,787     $526,927
Cost of products sold                                        212,280      191,228       408,502      371,675
                                                             -------      -------       -------      -------
     Gross profit                                             87,834       80,618       168,285      155,252
Selling, general and administrative expense                   63,589       53,631       124,109      107,048
Interest expense - net                                         1,223        2,995         2,887        6,534
                                                             -------      -------       -------      -------
     Earnings before income taxes                             23,022       23,992        41,289       41,670
Income taxes                                                   7,575        7,890        13,585       13,700
                                                             -------      -------       -------      -------
Net earnings                                                 $15,447      $16,102       $27,704      $27,970
                                                             =======      =======       =======      =======

Net earnings per share - basic                                 $0.50        $0.52         $0.90        $0.91
                                                              ======       ======        ======       ======
Weighted average shares outstanding - basic                   30,799       30,890        30,815       30,814
                                                              ======       ======        ======       ======

Net earnings per share - assuming dilution                     $0.49        $0.51         $0.88        $0.88
                                                              ======       ======        ======       ======
Weighted average shares outstanding - assuming dilution       31,507       31,807        31,527       31,677
                                                              ======       ======        ======       ======

Business Segments - The Company operates in three primary business segments based on geographical area: North America, Europe and Australasia. The three reportable segments represent operating groups, which offer products to different geographic regions. Intersegment revenue for reportable segments was $18,863,000 and $34,592,000 for the three and six months ended June 30, 2003, respectively, and $15,494,000 and $29,652,000 for the same periods a year ago.

The information by segment is as follows:

                                                                   Three Months Ended           Six Months Ended
                                                                        June 30,                    June 30,
(In thousands)                                                     2003          2002          2003           2002
------------------------------------------------------------------------------------------------------------------
Revenues from external customers
     North America                                             $212,990      $202,121      $413,373       $393,890
     Europe                                                      68,742        59,061       131,181        113,396
     Australasia                                                 18,382        10,664        32,233         19,641
                                                               --------      --------      --------       --------
     Consolidated                                              $300,114      $271,846      $576,787       $526,927
                                                               ========      ========      ========       ========
Earnings (loss) before income taxes
     North America                                             $ 17,356      $ 20,291      $ 33,464       $ 37,697
     Europe                                                       4,295         3,801         6,615          4,707
     Australasia                                                  2,012         1,136         3,278          1,574
     All Other                                                     (641)       (1,236)       (2,068)        (2,308)
                                                               --------      --------      --------       --------
     Consolidated                                               $23,022      $ 23,992      $ 41,289       $ 41,670
                                                               ========      ========      ========       ========

"All Other" consists of the domestic export unit, un-allocated corporate selling, general and administrative expense, the Invacare captive insurance unit and inter-company profits, which do not meet the quantitative criteria for determining reportable segments.

                                        INVACARE CORPORATION AND SUBSIDIARIES
                                        CONDENSED CONSOLIDATED BALANCE SHEETS

                                                          June 30, 2003      December 31,      June 30, 2002
(In thousands)                                              (unaudited)              2002        (unaudited)
------------------------------------------------------------------------------------------------------------
Current Assets
Cash, cash equivalents and marketable securities               $  9,242          $ 14,436           $ 11,080
Trade receivables - net                                         225,368           200,388            216,560
Installment receivables - net                                    12,308            20,953             27,362
Inventories - net                                               125,539           111,382            103,744
Deferred income taxes and other current assets                   50,358            51,653             38,823
                                                                -------           -------            -------
     Total current assets                                       422,815           398,812            397,569

Other Assets                                                     60,240            55,810             53,173
Plant and equipment - net                                       136,518           130,963            131,013
Goodwill - net                                                  355,991           321,118            311,122
                                                                -------           -------            -------
     Total assets                                              $975,564          $906,703           $892,877
                                                               ========          ========           ========

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable                                                $95,189           $80,511            $68,940
Accrued expenses                                                 79,213            66,414             71,555
Accrued income taxes                                             13,662            16,049             15,059
Current maturities                                                2,785             4,479              6,516
                                                                -------           -------            -------
     Total current liabilities                                  190,849           167,453            162,070

Long-term debt                                                  210,107           234,134            281,347
Other long-term obligations                                      26,949            24,804             21,789

Shareholders' equity                                            547,659           480,312            427,671
                                                                -------           -------            -------
     Total liabilities and shareholders' equity                $975,564          $906,703           $892,877
                                                               ========          ========           ========

                                  INVACARE CORPORATION AND SUBSIDIARIES
                                 RECONCILIATION FROM NET CASH PROVIDED BY
                              OPERATING ACTIVITIES TO FREE CASH FLOW (UNAUDITED)


                                                       Three Months Ended            Six Months Ended
                                                             June 30,                    June 30,
    (In thousands)                                      2003           2002          2003         2002
    --------------------------------------------------------------------------------------------------
    Net cash provided by operating activities        $26,032        $35,536       $45,276      $62,409
    Less:
    Purchases of property and equipment               (6,109)        (4,474)       (9,884)      (9,195)
                                                     -------        -------       -------      -------
    Free Cash Flow                                   $19,923        $31,062       $35,392      $53,214
                                                     =======        =======       =======      =======

Free cash flow is a non-GAAP financial measure that is comprised of net cash provided by operating activities, less purchases of property and equipment. Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the Company and its ability to repay debt or make future investments (including acquisitions, etc.) after purchases of property and equipment.


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